Exhibit 99.1

Corporate Headquarters

712 Fifth Ave., 9th Floor

New York, NY 10019

877.826.BLUE

PRESS RELEASE

For Immediate Release

Bluerock Residential Growth REIT Announces Third Quarter 2015

AFFO per share of $0.22 exceeding Guidance of $0.14 - $0.16

Pro Forma AFFO per share of $0.32 exceeding Guidance of $0.26 - $0.28

New York, NY (November 12, 2015) – Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) (“the Company”) announced today its financial results for the quarter ended September 30, 2015.

Highlights

•	Adjusted funds from operations (“AFFO”) grew 238% to $4.4 million for the quarter from $1.3 million for the prior year quarter.

•	AFFO per share is $0.22 for the third quarter of 2015 as compared to $0.22 for the third quarter of 2014, and exceeded guidance of $0.14 - $0.16.

•	Total revenues grew 21% to $11.6 million for the quarter from $9.6 million for the prior year quarter as a result of significant investment activity in the past year.

•	Property Net Operating Income (NOI) grew 25% to $6.9 million for the quarter, from $5.5 million in the prior year quarter.

•	Property NOI margins improved 200 basis points to 59.4% of revenue for the quarter, from 57.4% of revenue in the prior year quarter.

•	Same store NOI increased 8.7% for the quarter, as compared to the prior year quarter.

•	Net loss attributable to common stockholders for the third quarter of 2015 improved to $0.6 million, as compared to a net loss of $2.1 million in the prior year period. Net loss included non-cash items of $4.8 million in the second quarter vs. $3.3 million for the prior year period.

•	Consolidated real estate investments, at cost, increased 50% to $449 million at September 30, 2015 from $300 million at December 31, 2014.

•	BRG invested in two operating properties totaling 574 units for a total purchase price of approximately $82 million during the third quarter.

•	The Company paid the full amount of the third quarter’s management fee of $0.9 million in LTIP Units in lieu of cash payment. This favorably impacted AFFO per share by $0.04 and pro forma AFFO per share by $0.04.

•	On October 21, 2015, the Company completed an underwritten offering of 2,875,000 shares of 8.250% Series A Cumulative Redeemable Preferred Stock at a public offering price of $25.00 per share, including the full exercise of the underwriter’s overallotment for gross proceeds of $71.9 million.

•	The Company declared monthly dividends for the fourth quarter of 2015 equal to a quarterly rate of $0.29 per share on the Company's Class A and B common stock. This equates to a 9.7% annualized yield based on the closing price of $11.98 for the Class A common stock as of September 30, 2015.

Management Commentary

“We are pleased with our strong third quarter results with our portfolio exceeding our previously issued guidance,” said Ramin Kamfar, the Company’s Chairman and CEO. “We continue to execute on our pipeline and business plan of investing in the Sun Belt states.  We invested in four communities totaling 1,248 units since the end of the second quarter and expect to close on an additional four investments before year end.”

Third Quarter 2015 Acquisition Activity

•	On August 19, 2015, the Company acquired a 100% interest in a Class A, 2012 construction, 322-unit apartment community located in Charlotte, North Carolina, known as Ashton I Apartments. The total purchase price of the property was approximately $45 million.

•	On August 20, 2015, the Company acquired a 95% interest in a Class A, 2008 construction, 252-unit apartment community located in Orlando, Florida, known as ARIUM Palms at World Gateway Apartments. The total purchase price of the property was approximately $37 million.

Pending Investments at September 30, 2015

•	On October 29, 2015, the Company acquired a 95% interest in two new-built Class A assets totaling 674-units in the Dallas Fort Worth Metro. The total purchase price of the properties was approximately $100 million with the Company investing approximately $33 million. The Company’s underwriting assumes a stabilized cap rate of approximately 5.70% versus market cap rates for similar quality product in the 5.0% - 5.3% range.

•	The Company is under contract to purchase the second phase (“Ashton II”) of the Ashton Reserve at Northlake. Ashton II is a 151-unit, new, Class A apartment community adjacent to Ashton I in Charlotte, North Carolina. This transaction is expected to close in the fourth quarter of 2015 following lease-up. The Company is investing approximately $8 million for a 93.4% ownership interest with the property being financed with a loan of approximately $15.3 million. The Company underwriting assumes cap rates of 5.8% on Phase II, which is 50 to 70 basis points better than market.

•	The Company has an agreement which entitles the Company to invest in a 283-unit to-be-built Class A apartment community located in Charlotte, North Carolina. This investment of approximately $10 million is structured to provide us with a 15% current return on investment with an option to convert into majority ownership of the underlying property upon stabilization.

•	The Company has an agreement which entitles the Company to invest in a 245-unit to-be-built Class A apartment community located in Raleigh, North Carolina. This investment of approximately $17 million is structured to provide us with a 15% current return on investment with an option to convert into majority ownership of the underlying property upon stabilization.

•	The Company has an agreement which entitles the Company to invest in a 300-unit to-be-built Class A apartment community located in Garland, Texas, a suburb of the high-growth Dallas-Fort Worth Metro market. This investment of approximately $9 million is structured to provide us with a 15% current return on investment with an option to convert into majority ownership of the underlying property upon stabilization.

Third Quarter 2015 Financial Results

AFFO for the third quarter of 2015 increased by 238% to $4.4 million, or $0.22 per diluted share, as compared to $1.3 million, or $0.22 per share in the prior year period. The increase in AFFO from the prior year period was driven primarily by increases in property NOI of $1.4 million, and in income of unconsolidated real estate joint ventures of $1.7 million caused by expanding the size of our portfolio, offset by higher interest expense of $0.4 million.

Net loss attributable to common stockholders for the third quarter of 2015 improved to $0.6 million, as compared to a net loss of $2.1 million in the prior year period. The decrease in the net loss for the 2015 third quarter was partially derived from increases in property NOI of $1.4 million, in income of unconsolidated real estate joint ventures of $2.0 million, and decreases in acquisition expenses of $0.4 million, offset by increases in interest expense of $0.4 million, in management fees of $0.7 million, in depreciation and amortization expense of $0.8 million, and in the loss attributable to noncontrolling interest of $0.5 million.

Same Store Portfolio Performance

Same store NOI for the third quarter of 2015 increased by 8.7% from the same period in the prior year. There was a 6.1% increase in same store property revenues as compared to the same prior year period, primarily attributable to a 4.9% increase in average rent per occupied unit and an additional 20 units at our Lansbrook property and flat average occupancy. Same store expenses increased 2.7% as a result of higher taxes driven by rising assessed property values from municipalities.

Portfolio Summary

The following is a summary of our investments, operating properties and convertible preferred equity investments, as of September 30, 2015:

Operating Properties	Location	Year Built/ Renovated (1)	Ownership Interest	Units	Average Rent	% Occupied
ARIUM Grandewood	Orlando, FL	2005	95%	306	$1,169	96%
ARIUM Palms	Orlando, FL	2008	95%	252	1,156	92%
Ashton I	Charlotte, NC	2012	100%	322	1,022	91%
Enders Place at Baldwin Park	Orlando, FL	2003	90%	220	1,563	97%
Fox Hill	Austin, TX	2010	95%	288	1,093	99%
Lansbrook Village	Palm Harbor, FL	2004	77%	601	1,167	93%
MDA Apartments	Chicago, IL	2006	35%	190	2,244	96%
North Park Towers	Southfield, MI	2000	100%	313	1,065	95%
Park & Kingston	Charlotte, NC	2014	96%	153	1,195	98%
Springhouse at Newport News	Newport News, VA	1985	75%	432	826	95%
Village Green of Ann Arbor	Ann Arbor, MI	2013	49%	520	1,159	95%
Operating Properties Subtotal/Average				3,597	$1,189	95%

Convertible Preferred Equity Investments			Anticipated Ownership Interest After Conversion (2)		Pro Forma Average Rent
Alexan CityCentre (3)	Houston, TX	Est. 2017	17%	340	$2,144	-
Alexan Southside Place (3)	Houston, TX	Est. 2018	62%	269	2,019	-
Cheshire Bridge (3)	Atlanta, GA	Est. 2017	78%	285	1,559	-
EOS (4)	Orlando, FL	Est. 2015	26%	296	1,211	30%
Whetstone (4)	Durham, NC	2015	93%	204	1,325	67%
Convertible Preferred Equity Investments Subtotal/Average				1,394	$1,683

Operating Properties and Convertible Preferred Equity Investments Total/Average				4,991	$1,335

(1) All dates are for the year construction was completed or expects to be completed, except MDA City Apartments, Village Green of Ann Arbor, Villas at Oak Crest and North Park Towers, for which the date represents the most recent year that a significant renovation program was completed.

(2) The Company has made a convertible preferred equity investment in a multi-tiered joint venture that is convertible into a common membership interest. The preferred investment earns a preferred return of 15%.

(3) Property is in development and the Company holds a preferred equity investment with an option to convert into partial ownership of the underlying asset upon stabilization. Average rent represents pro forma average rent expected upon stabilization.

(4) Property is in lease-up and the Company holds a preferred equity investment with an option to convert into partial ownership of the underlying asset upon stabilization. Average rent represents pro forma average rent expected upon stabilization. Actual rent, during leaseup, for EOS and Whetstone was $1,174 and $966, respectively, net of upfront leaseup concessions.

Q4 2015 Outlook

For the fourth quarter of 2015, the Company anticipates AFFO in the range of $0.12 to $0.13 per share, and $0.26 to $0.28 per share on a pro forma basis. For assumptions underlying earnings guidance, please see p. 26 of Company’s Q3 2015 Earnings Supplement available under Investor Relations on the Company’s website (www.bluerockresidential.com). Pro forma AFFO is used for illustrative purposes only, is hypothetical and does not represent historical performance or management’s estimates or projections for future performance.

Dividend Details

On October 7, 2015, our board of directors authorized, and we declared, monthly dividends for the fourth quarter of 2015 equal to a quarterly rate of $0.29 per share on our Class A common stock and $0.29 per share on our Class B common stock, payable to the stockholders of record as of October 25, 2015, November 25, 2015 and December 25, 2015, which will be paid in cash on November 5, 2015, December 5, 2015 and January 5, 2016, respectively. Holders of OP and LTIP Units are entitled to receive "distribution equivalents" at the same time as dividends are paid to holders of our Class A common stock.

The declared dividends equal a monthly dividend on the Class A common stock and the Class B common stock as follows: $0.096666 per share for the dividend paid to stockholders of record as of October 25, 2015, $0.096667 per share for the dividend paid to stockholders of record as of November 25, 2015, and December 25, 2015. A portion of each dividend may constitute a return of capital for tax purposes. There is no assurance that we will continue to declare dividends or at this rate.

Non-GAAP Financial Measures

The foregoing supplemental financial data includes certain non-GAAP financial measures that we believe are helpful in understanding our business, as further described below. Our definition and calculation of these non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.

Funds from Operations and Adjusted Funds from Operations

Funds from operations (“FFO”) is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the National Association of Real Estate Investment Trusts, or (“NAREIT's”), definition, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

In addition to FFO, we use adjusted funds from operations (“AFFO”). AFFO is a computation made by analysts and investors to measure a real estate company's operating performance by removing the effect of items that do not reflect ongoing property operations. To calculate AFFO, we further adjust FFO by adding back certain items that are not added to net income in NAREIT's definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtracting recurring capital expenditures (and when calculating the quarterly incentive fee payable to our Manager only, we further adjust FFO to include any realized gains or losses on our real estate investments).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition expenses and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs. We also use AFFO for purposes of determining the quarterly incentive fee, if any, payable to our Manager.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

We have acquired interests in ten additional properties subsequent to June 30, 2014 and sold four properties that were owned during the quarter ended September 30, 2014. The results presented in the table below are not directly comparable and should not be considered an indication of our future operating performance (unaudited and dollars in thousands, except share and per share data).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net (loss) income attributable to common shareholders	$(574)	$(2,147)	$2,157	$(7,730)

Common stockholders pro-rata share of:
Real estate depreciation and amortization(1)	3,082	2,872	7,641	5,494
Gain on sale of joint venture interests	2	-	(5,320)	(448)
Funds from Operations (FFO)	$2,510	$725	$4,478	$(2,684)

Common stockholders pro-rata share of:
Amortization of non-cash interest expense	148	81	243	150
Acquisition and disposition costs	682	318	1,367	3,657
Normally recurring capital expenditures	(215)	(162)	(513)	(250)
Non-cash equity compensation	1,529	326	3,821	676
Non-recurring equity in earnings of unconsolidated joint ventures	(289)	-	(289)	-
Adjusted Funds from Operations (AFFO)	$4,365	$1,288	$9,107	$1,549

Weighted average common shares outstanding - diluted	20,181,656	5,877,417	16,396,038	4,269,378

PER SHARE INFORMATION:
FFO - diluted	$0.12	$0.12	$0.27	$(0.63)
AFFO - diluted	$0.22	$0.22	$0.56	$0.36

Pro forma AFFO - diluted (2)	$0.32	N/A	N/A	N/A

(1) The real estate depreciation and amortization amount includes our share of consolidated real estate-related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments.

(2) Pro forma AFFO for the three months ended September 30, 2015 assumes the following pipeline transactions had occurred on July 1, 2015: (i) investment of approximately $21 million in the acquisition of two Class A assets the Company has under contract in North Carolina, (ii) investment of approximately $14 million in convertible preferred equity in a development asset the Company has under binding LOI in a target Florida market; (iii) investment of approximately $16 million in convertible preferred equity in a development asset our Sponsor entity has under binding LOI in a target North Carolina market; (iv) investment of approximately $13 million in a Class A asset the Company has under contract in Florida; and (v) investment of approximately $30 million in the acquisition of two Class A assets our Sponsor entity has under LOI in Texas. The pro forma guidance is being presented solely for purposes of illustrating the potential impact of these pipeline transactions as if they had occurred at July 1, 2015, based on information currently available to management. The Company is providing no assurances that any of the above transactions will close, and the failure of any of these transactions to close would significantly impact proforma guidance. The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the proforma guidance, and actual quarterly results will differ significantly from the proforma guidance shown above.

Earnings Before Interest, Income Taxes, Depreciation and Amortization ("EBITDA")

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. We consider EBITDA to be an appropriate supplemental measure of our performance because it eliminates depreciation, income taxes, interest and non-recurring items, which permits investors to view income from operations unclouded by non-cash items such as depreciation, amortization, the cost of debt or non-recurring items. Below is a reconciliation of net income applicable to common stockholders to EBITDA (unaudited and dollars in thousands).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net (loss) income attributable to common stockholders	$(574)	$(2,147)	$2,157	$(7,730)
Net (loss) income attributable to noncontrolling interest	(28)	(498)	5,884	(1,470)
Interest expense	2,967	2,549	7,985	5,966
Depreciation and amortization	3,993	4,781	10,499	9,782
Non-cash equity compensation	1,543	326	3,875	676
Non-recurring equity in earnings of unconsolidated joint ventures	(289)	-	(289)	-
Acquisition costs	739	379	1,409	3,528
Loss on early extinguishment of debt	-	-	-	880
Gain on sale of joint venture interest	-	-	-	(1,006)
Gain on sale of unconsolidated joint venture interest	(11)	-	(11,303)	-

EBITDA	$8,340	$5,390	$20,216	$10,626

Recurring Capital Expenditures

We define recurring capital expenditures as expenditures that are incurred at every property and exclude development, investment, revenue enhancing and non-recurring capital expenditures.

Non-Recurring Capital Expenditures

We define non-recurring capital expenditures as expenditures for significant projects that upgrade units or common areas and projects that are revenue enhancing.

Same Store Properties

Same store properties are conventional multifamily residential apartments which were owned and operational for the entire periods presented, including each comparative period.

Property Net Operating Income ("Property NOI")

We believe that net operating income, or NOI, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis because NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as an alternative measure of our financial performance. The following table reflects same store and non-same store contributions to consolidated NOI together with a reconciliation of NOI to net loss as computed in accordance with GAAP for the periods presented (unaudited and amounts in thousands):

	Three Months Ended (1)		Nine Months Ended (2)
	September 30,		September 30,
	2015	2014	2015	2014
Net operating income
Same store	4,751	4,371	5,961	5,475
Non-same store	2,082	1,584	12,321	7,576
Total net operating income	6,833	5,955	18,282	13,051
Less:
Interest expense	2,942	2,583	7,980	6,062
Total property income	3,891	3,372	10,302	6,989
Less:
Noncontrolling interest pro-rata share of property income	752	1,638	2,673	3,650
Other (income) loss related to JV/MM entities	14	17	66	56
Pro-rata share of total properties’ income	3,125	1,717	7,563	3,283
Less pro-rata share of:
Depreciation and amortization	3,082	2,872	7,641	5,494
Amortization of non-cash interest expense	148	81	243	150
Line of credit interest, net	-	-	-	191
Management fees	890	219	3,011	536
Acquisition and disposition costs	682	318	1,367	3,657
Corporate operating expenses	1,245	769	2,886	2,000
Add pro-rata share of:
Other income	23	31	91	103
Equity in operating earnings of unconsolidated joint ventures	2,327	364	4,331	464
Gain on sale of joint venture interest	(2)	-	5,320	448
Net (loss) income attributable to common stockholders	(574)	(2,147)	2,157	(7,730)

(1) Same Store sales for the three months ended September 30, 2015 related to the following properties: Springhouse at Newport News, Enders Place at Baldwin Park, MDA Apartments, Village Green of Ann Arbor, North Park Towers, and Lansbrook Village.

(2) Same Store sales for the nine months ended September 30, 2015 related to the following properties: Springhouse at Newport News, Enders Place at Baldwin Park and MDA Apartments.

Conference Call

All interested parties can listen to the live conference call webcast at 12:00 PM ET on Thursday, November 12, 2015 by dialing +1 (877) 270-2148 within the U.S., or +1 (412) 902-6510, and requesting the "Bluerock Residential Conference." For those who are not available to listen to the live call, the webcast will be available for replay on the Company’s website two hours after the call concludes, and will remain available until February 12, 2016 at http://services.choruscall.com/links/blue151112, as well as by dialing +1 (877) 344-7529 in the U.S., or +1 (412) 317-0088 internationally, and requesting conference number 10075472.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) is a real estate investment trust that focuses on acquiring a diversified portfolio of Class A institutional-quality apartment properties in demographically attractive growth markets to appeal to the renter by choice. The Company’s objective is to generate value through off-market/relationship-based transactions and, at the asset level, through improvements to operations and properties. BRG generally invests with strategic regional partners, including some of the best-regarded private owner-operators in the United States, making it possible to operate as a local sharpshooter in each of its markets while enhancing off-market sourcing capabilities. The Company is included in the Russell 2000 and Russell 3000 Indexes. BRG has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

For more information, please visit the Company’s website at www.bluerockresidential.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 4, 2015, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contact

(Media)

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

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